Exhibit 10.4

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

INVESTOR AGREEMENT

by and between

YANDEX N.V.

and

ERVINGTON INVESTMENTS LIMITED

June 29, 2020

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

i

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

TABLE OF CONTENTS

(continued)

		Page
8.10	Counterparts	26
8.11	Third Party Beneficiaries	26
8.12	No Strict Construction	26
8.13	Remedies	26
8.14	Specific Performance	26
8.15	Sanctions; Anti-Corruption	26
8.16	No Conflicting Agreements	27

ii

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT (this “Agreement”) is entered into as of June 29 2020, in Amsterdam, Netherlands and elsewhere by and between Yandex N.V., a public limited liability company incorporated under the laws of the Netherlands (naamloze vennootschap), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Schiphol Boulevard 165, 1118BG Schiphol, the Netherlands, registered with the Dutch Trade Register of the Chambers of Commerce under number 27265167 (the “Company”) and Ervington Investments Limited, a company duly organized and existing under the laws of the Republic of Cyprus (Registration number [***]) (the “Investor” or “Blue I”).

WHEREAS, the Share Subscription Agreement, dated as of June 23, 2020, by and between the Company and the Investor (the “Subscription Agreement”) provides for the issuance and delivery by the Company to the Investor, and the subscription and acquisition by the Investor, of such number of the Company’s Class A ordinary shares, nominal value €0.01 per share (the “Class A Shares”) as set forth therein (the “Subject Shares”); and

WHEREAS, as a condition to consummating the transactions contemplated by the Subscription Agreement, the Investor and the Company have agreed upon certain rights and restrictions as set forth herein with respect to, among other matters, the Subject Shares and certain other securities of the Company beneficially owned by the Investor and its Affiliates, and it is a condition to the closing under the Subscription Agreement that this Agreement be executed and delivered by the Investor and the Company;

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)           “Acceptance Notice” shall have the meaning set forth in 7.3.

(b)           “Accepting Investor” shall have the meaning set forth in 7.3.

(c)           “Acquisition Proposal” shall have the meaning set forth in Section 3.1(b).

(d)           “Adverse Disclosure” shall mean any public disclosure of material non-public information that, in the good faith judgment of the Company (after consultation with legal counsel): (i) would be required to be made in any registration statement filed with the SEC by the Company so that such registration statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

(e)           “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, and in addition, in the case of any legal entity, any other legal entity that has a Common Beneficiary or Common Beneficiaries with such legal entity. For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(f)            “Agreed Proportions” shall mean, with respect to the Investors’ right to participate in any Disposition of Red Shares, the following equity proportions during the Lock-Up Term: the Investor: 25%, Orange: 50%, and Blue II: 25%, and during any Extension Period, among any Investors that have served an Extension Notice, the proportions represented by their foregoing pro rata percentage allocations, taken as a percentage among themselves.

(g)           “Agreement” shall have the meaning set forth in the Preamble to this Agreement, including all Exhibits attached hereto.

(h)           “Alternative Investor” shall have the meaning set forth in 7.4(c).

(i)            “Beneficial or Economic Interest” with respect to a legal entity, shall mean the beneficial or economic interest in the shares of such legal entity (from which rights to income and/or capital derive) held by one or more individuals, including where such beneficial or economic interest is held by any such individual(s) through having a beneficial or economic interest in the trusts and/or the shares of other legal entities that own shares in such legal entity or which control such legal entity’s (direct or indirect) shareholders.

(j)            “beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement shall, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Exchange Act, (i) assuming the full conversion into, and exercise and exchange for, Class A Shares of all derivative securities thereof beneficially owned by such Person and (ii) determined without regard for period of time over which such Person has the right to acquire such beneficial ownership.

(k)           “Beneficiary” with respect to a legal entity, shall mean any individual that (together with their Family Members, if applicable) holds at least 15% (fifteen percent) of the entire Beneficial or Economic Interest in such legal entity.

(l)            “Blackout Period” shall mean any “blackout” period with respect to offerings by the Company’s Directors and officers of securities of the Company as determined by the Company pursuant to its customary and reasonable policies in effect at the time.

(m)          “Blue II” shall mean Treliscope Limited, a company duly organized and existing under the laws of the Republic of Cyprus (Registration number [***]).

(n)           “Business Day” shall mean a day which is not a Saturday, a Sunday or a public holiday in Moscow, the Russian Federation, Amsterdam, the Netherlands, New York City, New York, the United States of America, or Nicosia, the Republic of Cyprus.

(o)           “Change of Control” shall mean, with respect to an entity, any of the following events: (i) any Person is or becomes the beneficial owner (except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right which may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all relevant classes of issued share capital; (ii) such entity consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such entity, other than (A) a merger or consolidation which would result in the voting securities of such entity outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of the entity or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation,

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(B) a merger or consolidation which would result in a majority of the board of directors of the combined entity being comprised of members of the board of directors of the pre-transaction entity immediately following the consummation of such merger or consolidation, or (C) a merger or consolidation effected to implement a recapitalization of such entity (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all classes of issued share capital, or (iii) such entity conveys, transfers or leases all or substantially all of its assets to any Person other than a wholly owned Affiliate of such entity.

(p)           “Class A Shares” shall have the meaning set forth in the Preamble to this Agreement.

(q)           “Class B Shares” shall mean the Company’s Class B ordinary shares, nominal value €0.10 per share.

(r)            “Common Beneficiary(ies)” with respect to any two legal entities, shall mean that individual (or those individuals) that are the Beneficiary(ies) of both legal entities and who (together, where there is more than one Beneficiary, and together with any of their Family Members in any case) hold(s) at least [***]% of the entire Beneficial or Economic Interest in both legal entities.

(s)            “Company” shall have the meaning set forth in the Preamble to this Agreement.

(t)            “Compete” shall mean, with respect to any Person, (i) to be interested, engaged or concerned, or participate, whether on its own account or as a consultant to or partner, trustee, beneficiary under a trust, shareholder, director, agent, employee or in any other way whatever, in the conduct of any business, venture or other activity which competes with such Person in any jurisdiction or state in which the business of such Person is operated; or (ii) directly assist financially or in any other way, any such Person, business venture or other activity; and “Competing” shall be construed accordingly.

(u)           “Condition Period” shall have the meaning set forth in Section 7.8.

(v)           “control” (including the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of share capital, capital stock or other equity securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

(w)          “Closing Date” has the meaning given to such term in the Subscription Agreement.

(x)           “Disposition” or “Dispose(d) of” shall mean any (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any relevant shares, including, without limitation, any “short sale” or similar arrangement, or (ii) swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any relevant shares, whether any such swap or transaction is to be settled by delivery of

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

securities, in cash or otherwise.

(y)           “Ecommerce Business” shall mean any Affiliate of the Company (other than (i) Red, (ii) any Affiliate of the Company owning the Yandex.Classifieds business, and (iii) for so long as Yandex.Lavka is owned or operated by MLU (or any subsidiary thereof) and MLU is not wholly owned by Yandex (together with any MLU management shareholders of MLU), Yandex.Lavka) that at any relevant time owns or operates a business that derives not less than [***]% of its revenues from the operation of an ecommerce platform.

(z)           “Ecommerce Shares” shall mean any issued or to be issued equity shares in the capital of (and any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares in the capital of) any Ecommerce Business.

(aa)         “Effectiveness Period” shall have the meaning set forth in Section 2.1(b).

(bb)         “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(cc)         “Extension Notice” shall have the meaning set forth in Section 7.1.

(dd)         “Extension Period” shall have the meaning set forth in Section 7.1.

(ee)         “Family Member” shall mean, with respect to an individual, such individual’s spouse, civil partner or relative that is a parent, grandparent, parent-in-law, grandparent-in-law, child (including adopted child and step-child), brother, sister, uncle, aunt, nephew, niece, cousin (including brothers, sisters, uncles, aunts, nephews, nieces, second cousins and cousins in law), and the spouse and any child (including adopted child and step-child) of his child.

(ff)          “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

(gg)         “Holders” shall mean (but, in each case, only for so long as such Person remains an Affiliate of a relevant Investor) the Investors and any respective Permitted Transferee thereof, if any, in accordance with Section 2.11.

(hh)         “Investors” shall mean, collectively, Orange, Blue I, and Blue II, and each an “Investor”, provided that any reference herein to the “the Investor” shall have the meaning set forth in the preamble.

(ii)           “Issue” shall mean the issue by a Person of new equity securities in such Person;

(jj)           “Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

(kk)         “Lock-Up Term” shall have the meaning set forth in Section 4.1.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(ll)           “MLU” shall mean MLU B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid ) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands and its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands, registered with the Dutch trade register of the Chamber of Commerce under number 69160899.

(mm)      “Modified Clause” shall have the meaning set forth in Section 8.7.

(nn)         “Offeror” shall have the meaning set forth in Section 3.1(b).

(oo)         “Orange shall mean JSC VTB Capital, a company duly organized and existing under the laws of the Russian Federation (Registration number (OGRN) [***]).

(pp)         “Ordinary Shares” shall mean (i) Class A Shares, (ii) Class B Shares and (iii) any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, Class A Shares or Class B Shares.

(qq)         “Over-allotment Portion” shall have the meaning set forth in Section 7.6

(rr)           “Participation Agreement” shall have the meaning set forth in Section 7.7.

(ss)          “Participation Agreement Period” shall have the meaning set forth in Section 7.2(c).

(tt)           “Participation Notice” shall have the meaning set forth in Section 7.2.

(uu)         “Participation Price” shall have the meaning set forth in Section 7.2(b).

(vv)         “Participation Shares” shall have the meaning set forth in Section 7.2(a).

(ww)       “Permitted Loan” shall have the meaning set forth in Section 4.3.

(xx)         “Permitted Transferee” shall mean, with respect to the Investor an Affiliate of such Investor, provided, however, that no such Person shall be deemed a Permitted Transferee for any purpose under this Agreement unless: (a) the Investor shall have, by no later than twenty (20) days after the date of such transfer, furnished to the Company written notice in the form set out as Schedule 1 hereto of the name and address of such Permitted Transferee, confirmation of its status as a Permitted Transferee and details of the Class A Shares to be transferred to such Permitted Transferee, (b) the Permitted Transferee, prior to or simultaneously with such notice (referred to in paragraph (a)), shall have agreed in writing (in a deed of adherence in the form attached to Schedule 2 hereto) to be subject to and bound by all restrictions and obligations set forth in this Agreement as though it were the Investor hereunder.

(yy)         “Person” shall mean any individual, limited liability company, partnership, firm, corporation, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

(zz)         “Piggyback Notice” shall have the meaning set forth in Section 2.4(a).

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(aaa)      “Piggyback Offering” shall have the meaning set forth in Section 2.4(b).

(bbb)      “Piggyback Registration Statement” shall have the meaning set forth in Section 2.4(a).

(ccc)       “Piggyback Request” shall have the meaning set forth in Section 2.4(a).

(ddd)      “Potential Transaction” shall have the meaning set forth in Section 7.2(c).

(eee)       “Raise” shall have the meaning set forth in Section 7.9.

(fff)        “Raise Amount” shall have the meaning set forth in Section 7.2(b).

(ggg)       “Red” shall mean Yandex.Market B.V., a private company with limited liability incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Schiphol Boulevard 165, 1118BG Schiphol, the Netherlands, registered with the Dutch Trade Register of the Chambers of Commerce under number 66115582, or any successor or Affiliate thereof (or of the Company) which at any relevant time owns or operates substantially all of the business of Yandex.Market as owned and operated by Yandex.Market B.V. on the date hereof.

(hhh)      “Red Seller” shall have the meaning set forth in Section 7.2.

(iii)          “Red Shares” shall mean (i) any issued or to be issued equity shares in the capital of Red and (ii) any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares in the capital of Red.

(jjj)         “registers,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC.

(kkk)      “Registrable Securities” shall mean (i) the Class A Shares issued pursuant to a Subscription Agreement, together with any Class A Shares issued in respect thereof as a result of any share split, dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Class A Shares issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Class A Shares described in clause (i) of this definition, excluding in all cases, however, (A) any Registrable Securities if and after they have been transferred to a Permitted Transferee in a transaction in connection with which registration rights granted hereunder are not assigned, (B) any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or (C) Registrable Securities eligible for resale pursuant to Rule 144(b)(1)(i) under the Securities Act.

(lll)          “Registration Expenses” shall mean all expenses incurred by the Company in connection with any registration pursuant to Section 2, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of any Registrable Securities), expenses of printing prospectuses if the printing of prospectuses is requested by Holders, messenger and delivery expenses, fees and disbursements of counsel for the Company and its independent

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

certified public accountants (including the expenses of any management review, “cold comfort letters” or any special audits required by or incident to such performance and compliance), Securities Act liability insurance (if the Company elects to obtain such insurance), and the reasonable fees and expenses of any special experts retained by the Company in connection with such registration.

(mmm)  “Registration Rights Term” shall mean the period starting from the expiration of the Lock-Up Term (and, if relevant to the Investor, the Extension Period) and ending on the tenth (10th) anniversary of such expiration.

(nnn)      “Resale Shelf Registration Statement” shall have the meaning set forth in Section 2.1.

(ooo)      “Response Period” shall have the meaning set forth in Section 7.3.

(ppp)      “SEC” shall mean the United States Securities and Exchange Commission.

(qqq)      “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(rrr)         “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement, including fees and expenses of counsel engaged by the Holders and the underwriters.

(sss)        “Shelf Offering” shall have the meaning set forth in Section 2.3.

(ttt)         “Shelf Registration Statement” shall mean a Resale Shelf Registration Statement or a Subsequent Shelf Registration Statement, as applicable.

(uuu)      “Standstill Limit” shall mean, with respect to the Investor together with the Investor’s Affiliates and Permitted Transferees, such number of Class A Shares as equals three point ninety nine percent (3.99%) of the total number of Class A Shares and Class B Shares issued and outstanding from time to time.

(vvv)      “Standstill Parties” shall have the meaning set forth in Section 3.1.

(www)    “Subject Shares” shall have the meaning set forth in the Preamble to this Agreement, and shall be adjusted for (i) any share split, dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any ordinary shares issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Subject Shares.

(xxx)      “Subscription Agreement” shall mean the Subscription Agreement referred to in the Preamble to this Agreement, and together with each other share subscription agreement entered in to between the Company with any other of the Investors on or about the date hereof, the “Subscription Agreements”.

(yyy)      “Subsequent Holder Notice” shall have the meaning set forth in Section 2.1(d).

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(zzz)       “Subsequent Shelf Registration Statement” shall have the meaning set forth in Section 2.1(c).

(aaaa)    “Suspension Period” shall have the meaning set forth in Section 2.6.

(bbbb)    “Take-Down Notice” shall have the meaning set forth in Section 2.3.

(cccc)     “Third Party” shall mean any Person other than the Investor, the Company or any of their respective Affiliates and Permitted Transferees.

(dddd)    “Third Party Lender” shall have the meaning set forth in Section 4.3

(eeee)     “Underwritten Offering” shall mean a registration in which Registrable Securities are sold to an underwriter for reoffering to the public.

(ffff)       “Underwritten Offering Notice” shall have the meaning set forth in Section 2.2(a).

(gggg)     “Violation” shall have the meaning set forth in Section 2.9(a).

2.             Registration Rights.

2.1          Registration Statement.

(a)           Unless the Company has an effective registration statement in place covering the sale or distribution from time to time of all of the Registrable Securities, subject to the other applicable provisions of this Agreement, the Company shall use its commercially reasonable efforts to prepare and file so as to cause to be effective as of the expiration of the Lock-Up Term in respect of the Investor (or, if the Investor has timely delivered an Extension Notice, the expiration of the Extension Period in respect of such Investor), a registration statement covering the sale or distribution from time to time by the Holders, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, of all of the Registrable Securities on Form F-3 (except, if the Company is not then eligible to register for resale the Registrable Securities on Form F-3, then such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders) (the “Resale Shelf Registration Statement”) and shall use its commercially reasonable efforts to cause such Resale Shelf Registration Statement to be declared effective by the SEC as promptly as is reasonably practicable after the filing thereof.

(b)           Once declared effective, the Company shall, subject to the other applicable provisions of this Agreement, use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective and usable until such time as there are no longer any Registrable Securities (the “Effectiveness Period”).

(c)           If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its commercially reasonable efforts to cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement (a

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

“Subsequent Shelf Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act and (ii) keep such Subsequent Shelf Registration Statement continuously effective and usable until the end of the Effectiveness Period. Any such Subsequent Shelf Registration Statement shall be a registration statement on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders.

(d)           If a Person entitled to the benefits of this Agreement becomes a Holder after a Shelf Registration Statement becomes effective under the Securities Act, the Company shall, following delivery of written notice to the Company of such Person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration Statement (a “Subsequent Holder Notice”), if required and permitted by applicable Law, file with the SEC a supplement to the related prospectus or a post-effective amendment to the Shelf Registration Statement so that such Holder is named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable Law; provided, however, that the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any 90-day period;

2.2          Underwritten Offering.

(a)           Subject to the transfer restrictions set forth in this Agreement or otherwise, the Investor may, after the Resale Shelf Registration Statement becomes effective, deliver a written notice to the Company (the “Underwritten Offering Notice”), with copies to the other Investors (to afford them an opportunity to join such notice), specifying that the sale of some or all of the Registrable Securities subject to the Shelf Registration Statement is intended to be conducted through an Underwritten Offering; provided, however, that the Holders of Registrable Securities may not, without the Company’s prior written consent, (i) launch an Underwritten Offering the anticipated gross proceeds of which shall be less than $100,000,000 (unless all the Holders are proposing to sell all of their remaining Registrable Securities), (ii) launch (A) more than one Underwritten Offering at the request of the Investor or (B) more than three Underwritten Offerings at the request of the Investors in the aggregate or (iii) launch or close an Underwritten Offering within any Blackout Period.

(b)           The underwriter for any Underwritten Offering requested pursuant to Section 2.2(a) shall be selected by the Company and shall be reasonably acceptable to the Holders representing seventy five percent (75%) of the Registrable Securities held by the Holders who delivered such Underwritten Offering Notice.  All Holders requesting the inclusion of their Registrable Securities in such Underwritten Offering shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Underwritten Offering.  Notwithstanding any other provision of this Section 2, if the managing underwriter for the Underwritten Offering determines in good faith that marketing factors require a limitation of the number of shares of Registrable Securities to be included in such Underwritten Offering, then the number of shares of Registrable Securities that may be included in such Underwritten Offering shall be allocated among the Holders in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such Underwritten Offering shall not be reduced unless all other securities that the Company

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

intends to include are first entirely excluded from such Underwritten Offering.

2.3          Take-Down Notice.  Subject to the other applicable provisions of this Agreement, at any time that any Shelf Registration Statement is effective, if any of the Investors delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Shelf Registration Statement (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in such Shelf Offering, then the Company shall, subject to the other applicable provisions of this Agreement, amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering; provided, that (i) no more than one Take-Down Notice may be delivered per quarter by a particular Investor (or an Affiliate thereof) and (ii) the Holders may not, without the Company’s prior written consent, launch or close a Shelf Offering during a Blackout Period or Suspension Period.

2.4          Piggyback Registration.

(a)           Following the expiration of the Lock-Up Term in respect of the Investor (or, if the Investor has delivered an Extension Notice, the expiration of the Extension Period in respect of the Investor), if the Company proposes to file a registration statement under the Securities Act with respect to an offering of Class A Shares (other than a registration statement filed for purposes other than capital raising activities or otherwise filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan) (each, a “Piggyback Registration Statement”), then the Company shall give prompt written notice of such filing, which notice shall be given, to the extent reasonably practicable, no later than five (5) Business Days prior to the filing date (the “Piggyback Notice”) to the Investor on behalf of the Holders of Registrable Securities. The Piggyback Notice shall offer such Holders who are no longer subject to the restrictions on beneficial ownership and Dispositions pursuant to Sections 3 and 4 hereof the opportunity to include (or cause to be included) in such registration statement the number of shares of Registrable Securities as each such Holder may request. Subject to Section 2.4(b), the Company shall include in each Piggyback Registration Statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each, a “Piggyback Request”) within four Business Days after the date of the Piggyback Notice. Unless the Piggyback Registration Statement is governed by Section 2.1, the Company shall not be required to maintain the effectiveness of any Piggyback Registration Statement beyond the earlier of (x) 180 days after the effective date thereof and (y) consummation of the distribution by the Holders of all Registrable Securities included in such Piggyback Registration Statement.

(b)           If any of the securities to be registered pursuant to a Piggyback Registration Statement are to be sold in an underwritten offering (a “Piggyback Offering”), the Company shall use commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Offering to permit Holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Request on the same terms and subject to the same conditions as any other Class A Shares included in the offering. Notwithstanding the foregoing, if the managing underwriter or underwriters of such Piggyback Offering advise the Company in writing that in its or their good faith opinion the number of securities requested to be included in such Piggyback Offering (including by the Company) exceeds the number of securities which can be sold in such offering in light of market conditions without having an adverse effect on the success of such offering (including the price at which the securities can be sold), the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (i) first, the Class A Shares to be sold by the Company for its own account; (ii)

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

second the Registrable Securities of the Holders allocated among the Holders in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder (or in such other proportions as shall mutually be agreed to by such Holders).

2.5          Registration Procedures.  Subject to the other applicable provisions of this Agreement, in the case of each registration of Registrable Securities effected by the Company pursuant to this Section 2, the Company will:

(a)           prepare and promptly file with the SEC a registration statement with respect to such securities and use commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby, in accordance with the applicable provisions of this Agreement;

(b)           prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the Holders’ intended method of distribution set forth in such registration statement for such period;

(c)           furnish to the Holders copies of the registration statement and the prospectus included therein (including each preliminary prospectus) proposed to be filed and provide such legal counsel at least two (2) Business Days to review and comment on such registration statement;

(d)           if requested by the managing underwriter or underwriters, if any, or the Holder(s), promptly include in any prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters, if any, or the Holder(s) may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 2.5(d) that are not, in the opinion of counsel for the Company, in compliance with applicable Law;

(e)           in the event that the Registrable Securities are being offered in an Underwritten Offering, furnish to the Holder(s) and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus as the Holder(s) or such underwriters may reasonably request in order to facilitate the public offering or other Disposition of such securities;

(f)            use commercially reasonable efforts to register and qualify the Registrable Securities covered by such registration statement under such other securities or blue sky Laws of such jurisdictions as shall be reasonably requested by the Holders, use commercially reasonable efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, and notify the Holders of Registrable Securities covered by such registration statement of the receipt of any written notification with respect to any suspension of any such qualification; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(g)           in the event that the Registrable Securities are being offered in an Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

and customary form, with the managing underwriter of the Underwritten Offering pursuant to which such Registrable Securities are being offered;

(h)           use commercially reasonable efforts to obtain: (A) at the time of effectiveness of such registration statement covering such Registrable Securities or, as the case may be, the entering into of an underwriting agreement with respect to the Registrable Securities, a “cold comfort letter” from the Company’s independent certified public accountants covering such matters of the type customarily covered by “cold comfort letters” as the underwriters may reasonably request; and (B) at the time of any underwritten sale pursuant to such registration statement, or, as the case may be, the closing of the Underwritten offering, a “bring-down comfort letter,” dated as of the date of such sale, or closing, from the Company’s independent certified public accountants covering such matters of the type customarily covered by “bring-down comfort letters” as the underwriters may reasonably request.

(i)            in connection with any Underwritten Offering, use commercially reasonable efforts to obtain an opinion or opinions addressed to the underwriter or underwriters in customary form and scope from counsel for the Company;

(j)            upon reasonable notice and during normal business hours, subject to the Company receiving customary confidentiality undertakings or agreements from any Holder of Registrable Securities covered by such registration statement or other person obtaining access to Company records, documents, properties or other information pursuant to this clause (j), make available for inspection by a representative of such Holder and any underwriter participating in any Disposition of such Registrable Securities and any attorneys or accountants retained by any such Holder or underwriter, relevant financial and other records, pertinent corporate documents and properties of the Company, and use all reasonable efforts to cause the officers, directors and employees of the Company to supply all information reasonably requested by any such representative, underwriter, attorneys or accountants in connection with such registration statement;

(k)           with respect to one Underwritten Offering that includes Registrable Securities the market value of which is at least two hundred million dollars ($200,000,000), participate, to the extent requested by the managing underwriter, in efforts extending for no more than two (2) days scheduled by such managing underwriter and reasonably acceptable to the Company’s senior management, to sell the Registrable Securities being offered pursuant to such Underwritten Offering (including participating during such period in customary “roadshow” meetings with prospective investors);

(l)            use all reasonable efforts to comply with all applicable rules and regulations of the SEC relating to such registration and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act, provided that the Company will be deemed to have complied with this clause (l) with respect to such earning statements if it has satisfied the provisions of Rule 158;

(m)          if requested by the managing underwriter or any selling Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any selling Holder reasonably requests to be included therein, with respect to the Registrable Securities being sold by such selling Holder, including, without limitation, the purchase price being paid therefor by the underwriters and with respect to any other terms of the Underwritten Offering of Registrable Securities to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(n)           cause the Registrable Securities covered by such registration statement to be listed on the Nasdaq Global Select Market;

(o)           reasonably cooperate with each selling Holder and each underwriter participating in the Disposition of such Registrable Securities and their respective counsel in connection with filings required to be made with the Financial Industry Regulatory Authority, Inc., if any; and

(p)           promptly notify the Holder(s) at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the Company’s discovery of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 2.6, at the request of the Holder(s), promptly prepare and furnish to the Holder(s) a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the Holder(s) of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing.

The Investor agrees that, upon receipt of any reasonable notice from the Company, the Investor shall discontinue, and shall cause each Holder which is its Permitted Transferee to discontinue, Disposition of any Registrable Securities covered by such registration statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the other applicable provisions of this Agreement, be prepared and furnished as soon as reasonably practicable, or until the Investor is advised in writing by the Company that the use of the applicable prospectus may be resumed, and have received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus and, if requested by the Company, the Investor shall use commercially reasonable efforts to return, and cause the Holders to return, to the Company all copies then in their possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. The Company will use its commercially reasonable efforts to update and correct any statements or omissions, to respond to requests by the SEC or any other federal or state Governmental Authority or to remove entry into any stop order, as applicable. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify the Investor thereof.

2.6          Suspension.  The Company shall be entitled, on up to two occasions in any twelve month period, for a period of time not to exceed 75 days in the aggregate in any twelve month period (any such period a “Suspension Period”), to (x) defer registration of Registrable Securities and not to file and not to cause the effectiveness of any registration covering any Registrable Securities, (y) suspend the use of any prospectus and/or registration statement covering any Registrable Securities and (z) require the Holders of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement, in each case if the Company delivers to the Investor a certificate signed by an executive director certifying that such registration and offering would (i) require the Company to make an Adverse Disclosure or (ii) materially interfere with any bona fide material financing, acquisition, Disposition or other similar transaction involving the Company or any of its subsidiaries then under consideration. The Investor shall keep the information contained in such certificate confidential. If the Company defers any registration of Registrable Securities in response to an Underwritten Offering Notice or Take-Down Notice or requires the Investor or any of the Holders to suspend any Underwritten Offering, the Investor shall be entitled to withdraw such Underwritten Offering Notice and if it does so, such request

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

shall not be treated for any purpose as the delivery of an Underwritten Offering Notice pursuant to Section 2.2(a).

2.7          Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company within two (2) Business Days after request by the Company such information regarding itself and the Registrable Securities held by it as shall be reasonably necessary to effect the registration of such Holder’s Registrable Securities, including, for the avoidance of doubt, such information with respect to the beneficial ownership of such Registrable Securities as may be required by the rules and regulations of the SEC.  It is understood and agreed that the timeliness of the Company’s obligations set forth in this Section 2 is conditioned on the timely provision of any information required from such Holder or Holders for such registration; provided, that the Holder or Holders, as applicable, are provided with a reasonable period of time in which to provide such information.

2.8          Expenses.  Except as specifically provided herein, all Registration Expenses shall be borne by the Company.  All Selling Expenses incurred in connection with any registration hereunder shall be borne by the Holders of Registrable Securities covered by a registration statement, pro rata on the basis of the number of Registrable Securities registered on their behalf in such registration statement.

2.9          Indemnification.  In the event any Registrable Securities are included in a registration statement under this Agreement:

(a)           The Company shall indemnify and hold harmless each Holder including Registrable Securities in any registration statement, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, against any and all losses, claims, damages or liabilities (joint or several) to which they may become subject under any securities Laws including, without limitation, the Securities Act, the Exchange Act, or any other statute or common law of the United States or any other country or political subdivision thereof, or otherwise, including the amount paid in settlement of any litigation commenced or threatened (including any amounts paid pursuant to or in settlement of claims made under the indemnification or contribution provisions of any underwriting or similar agreement entered into by such Holder in connection with any offering or sale of securities covered by this Agreement), and shall promptly reimburse them, as and when incurred, for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into such registration statement, including any preliminary prospectus or final prospectus contained therein or any free writing prospectus or any amendments or supplements thereto, or in any offering memorandum or other offering document relating to the offering and sale of such securities or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; provided, however, the Company shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it (A) arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished for use in connection with such registration by such Holder; or (B) is caused by such Holder’s Disposition of Registrable Securities during any period during which such Holder is obligated to discontinue any Disposition of Registrable Securities as a result of any stop order suspending the effectiveness of any registration statement or prospectus with respect to Registrable Securities.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(b)           Each Holder including Registrable Securities in a registration statement shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, owners, agents and employees of such controlling Persons, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under liabilities (or actions in respect thereto) which arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation: (i) arises out of or is based upon a Violation which occurs solely in reliance upon and in conformity with written information furnished for use in connection with such registration by such Holder; or (ii) is caused by such Holder’s Disposition of Registrable Securities during any period during which such Holder is obligated to discontinue any Disposition of Registrable Securities as a result of any stop order suspending the effectiveness of any registration statement or prospectus with respect to Registrable Securities.  Each such Holder shall pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.9(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without consent of the Holder, which consent shall not be unreasonably withheld.

(c)           Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any action by a Governmental Authority), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party shall not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)           In order to provide for just and equitable contribution to joint liability in any case in which a claim for indemnification is made pursuant to this Section 2.9 but it is judicially determined that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provided for indemnification in such case, the Company and each Holder of Registrable Securities shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in proportion to the relative fault of the Company, on the one hand, and such Holders, severally, on the other hand; provided, however, that in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; provided further, however, that in no event shall any contribution under this Section 2.9(d) on the part of any Holder exceed the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such contribution obligation, except in the case of willful misconduct or fraud by such Holder.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(e)           The obligations of the Company and the Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement and otherwise.

2.10        SEC Reports.  With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell Registrable Securities of the Company to the public without registration, the Company agrees to at any time that it is a reporting company under Section 13 or 15(d) of the Exchange Act:

(a)           file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(b)           furnish to any Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC (exclusive of Rule 144A) which permits the selling of any Registrable Securities without registration.

2.11        Assignment of Registration Rights.  The rights to cause the Company to register any Registrable Securities pursuant to this Agreement may be assigned in whole or in part (but only with all restrictions and obligations set forth in this Agreement) by a Holder to a Permitted Transferee which acquires Registrable Securities from such Holder.

3.             Restrictions on Beneficial Ownership.

3.1          Standstill.  During the Lock-Up Term (and, if relevant, during any Extension Period), the Investor agrees that neither it nor any of its Affiliates or Permitted Transferees (collectively, the “Standstill Parties”) shall (and the Investor shall cause its Affiliates not to), except upon any written request for consent from the Investor which is expressly approved, or unless invited in writing by, the Board of Directors of the Company (and the seeking of any such consent shall not of itself amount to a breach hereof) and except as is otherwise contemplated by the terms of this Agreement:

(a)           directly or indirectly, acquire legal or beneficial ownership of Ordinary Shares, or acquire any right or interest in the legal or beneficial ownership of Ordinary Shares, that would or could reasonably be expected to cause such Standstill Parties to become the legal or beneficial owners of Ordinary Shares, or make a tender, exchange or other offer to acquire Ordinary Shares, if after giving effect to such acquisition, such Standstill Parties would beneficially own more than the Standstill Limit; provided, however, that notwithstanding the provisions of this Section 3.1(a), if the number of Ordinary Shares is reduced or if the aggregate ownership of such Standstill Parties is increased as a result of a repurchase by the Company of Ordinary Shares, a share split, dividend or a recapitalization of the Company, the Standstill Parties shall not be required to dispose of any of their holdings of Ordinary Shares even though such action resulted in the Standstill Parties’ legal or beneficial ownership totaling more than the Standstill Limit;

(b)           make or publicly promote or publicly support a tender or other offer or proposal by any other Person or group (an “Offeror”), the consummation of which would result in a Change of Control of the Company (an “Acquisition Proposal”);

(c)           solicit in writing proxies or consents (as such terms are defined in Regulation 14A under the Exchange Act) or become a participant in a written solicitation in opposition to

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

the recommendation of a majority of the Company’s Board of Directors with respect to any matter;

(d)           publicly propose (i) any merger, consolidation, business combination, tender offer, purchase of all or substantially all of the Company’s assets or businesses, or similar transaction involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company, in each case, in opposition to the recommendation of a majority of the Company’s Board of Directors;

(e)           deposit any Ordinary Shares in a voting trust or subject any Ordinary Shares to any arrangement or agreement with respect to the voting of such Ordinary Shares (other than in connection with a Permitted Loan) in a manner that would or could reasonably be expected to allow any Third Party to take any action in clauses (b) through (d) above;

(f)            enter into detailed discussions, negotiations, arrangements or agreements with any Person (other than the Company) relating to any actions prohibited in clauses (a) through (e) above.

provided, however, that the mere voting of any voting securities of the Company held by the Investor or its Affiliates and Permitted Transferees, or the mere acceptance of a tender, exchange or other offer, shall not constitute a violation of any of clauses (a) through (f) above.

4.             Restrictions on Dispositions.

4.1          Lock-Up.  Subject to the provisions of Section 4.6, from and after the date of this Agreement and until the two year anniversary of the Closing Date (the “Lock-Up Term”) and, if relevant, during any Extension Period, without the prior approval of the Board of Directors of the Company, the Investor shall not, and shall cause its Affiliates and Permitted Transferees not to, Dispose of (a) any of the Subject Shares or any Ordinary Shares beneficially owned by any Standstill Party as of the Closing Date, together with any Ordinary Shares issued in respect thereof as a result of any share split, dividend, share exchange, merger, consolidation or similar recapitalization, and (b) any Ordinary Shares issued as (or issuable upon the exercise or conversion of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Ordinary Shares described in clause (a) of this sentence and the Investor shall be required to provide confirmation of the same as such may be reasonably requested by the Company from time to time (by way of a simple statement without being required to disclose any further evidence); provided, however, that the foregoing shall not prohibit the Investor or its Affiliates or Permitted Transferees from transferring any of the foregoing (x) to a Permitted Transferee in accordance with and subject to the terms of Section 8.8, (y) to a Third Party Lender in accordance with and subject to the terms of Section 4.3, or (z) solely for the purpose of funding any consideration due to the Red Seller in connection with the acquisition of any Red Shares pursuant to a Participation Agreement, as contemplated by Section 7 (and this clause shall only apply in respect of such number of Ordinary Shares as shall be subject to any Disposition to fund the same).

4.2          Certain Tender Offers, Buy-Backs.  Notwithstanding any other provision of this Section 4, this Section 4 shall not prohibit or restrict any Disposition of Ordinary Shares by the Standstill Parties into (a) a tender, exchange or other offer by a Third Party, unless the Investor is then in breach of its obligations pursuant to Section 3.1 with respect to the tender, exchange or other offer or (b) an issuer tender, exchange or other offer by the Company or any other buy-backs of shares by the Company.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

4.3          Permitted Loans; Hedging.

(a)           Notwithstanding any other provisions of this Section 4, the Investor (and its Affiliates) shall be permitted to transfer, mortgage, hypothecate, rehypothecate, charge, pledge, lend, sell, repurchase or otherwise grant as another form of security, the Subject Shares (or any other Ordinary Shares the Investor may hold at any time) in respect of one or more bona fide loans, repo (sale and repurchase) transactions, collateral agreements or other secured transactions, securities lending transactions, collar financing, derivatives transactions, or any other transaction having the commercial effect of borrowing with any  Third Party banks, brokers or other financial institutions or credit providers or any of their Affiliates under their control or management (a “Third Party Lender”) (each, a “Permitted Loan”) and nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any Third Party Lender (or its securities’ Affiliate) or agent or trustee to transfer, rehypothecate, lend, sell, repurchase or otherwise deal with the Class A Shares at any time. Notwithstanding the foregoing or anything to the contrary herein, in the event that any Third Party Lender under a Permitted Loan transaction (including any agent or trustee on their behalf) or any Affiliate of the foregoing exercises any rights or remedies in respect of the Class A Shares or any other collateral for any Permitted Loan, no Third Party Lender, creditor, agent or trustee on their behalf or Affiliate of any of the foregoing shall be entitled to any rights contemplated by this Agreement or have any obligations or be subject to any transfer restrictions or limitations hereunder.

(b)           Without prejudice to Section 4.3(a), during the Lock-up Term (and, if relevant, during any Extension Period) no Standstill Party shall enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any Third Party, directly or indirectly, in whole or in part, any of the economic consequences of ownership of the Subject Shares.

4.4          Offering Lock-Up.  If during the Effectiveness Period, the Company shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee share option, share purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to an underwritten public offering of Ordinary Shares or securities convertible into, or exchangeable or exercisable for, such securities or otherwise informs the Investors that it intends to conduct such an offering utilizing an effective registration statement or pursuant to an offering exempt from or not subject to the registration requirements under the Securities Act, the Investor and each Holder shall, if requested by the managing underwriter or underwriters and only to the extent that substantially all of the Company’s officers, directors and holders of [***]% or more of the Class A Shares are also so requested, enter into a customary (it being understood and agreed that a lock-up extending for greater than 90 days shall not be considered customary) “lock-up” agreement relating to the sale, offering or distribution of Registrable Securities, in the form reasonably requested by the managing underwriter or underwriters, covering the period commencing on the date of the prospectus or offering memorandum pursuant to which such offering may be made and continuing until the date on which the Company’s “lock-up” agreement with the underwriters in connection with the offering expires, provided, however that (A) any such customary “lock-up” agreement shall be subject to “most favored nations” exceptions granted to any other Person and (B) such “lock-up” agreement shall not apply to any Subject Shares that at such time have been transferred or granted as any form of security permitted by Section 4.3(a) to a Third Party Lender in connection with a Permitted Loan, or which may be transferred or granted as any form of security permitted by Section 4.3(a) to a Third Party Lender in connection with a Permitted Loan during the 90 day period contemplated herein.4.5

4.5          Indirect Transfers. During the Lock-Up Term, the Investor shall procure that no third party (being any person that is neither a Beneficiary of the Investor on the date hereof nor a Family Member), other than an Affiliate of the Investor that has a Common Beneficiary or Common Beneficiaries with the Investor, shall acquire 10% or more of the direct or indirect Beneficial or Economic Interest of the Investor.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

4.6          Any Expiry of the Sberbank Transaction.  If the transactions contemplated by the Framework Agreement (as such term is defined in a prospectus supplement filed by the Company with the SEC on or about the date hereof) do not complete in accordance with their terms on or by December 31, 2020, the parties agree that, notwithstanding any other term of this Agreement, and unless they otherwise agree in writing:

(a)           the Lock-Up Term shall instead expire on June 30, 2021 (without any Extension Period); and

(b)           the participation rights contemplated by Section 7 shall not apply (owing to the lapse, termination or other failure to complete such transactions) and, in recognition of the same, the parties will negotiate in good faith to explore other business opportunities.

5.             INTENTIONALLY OMITTED.

6.             Termination of Certain Rights and Obligations.

6.1          Termination of Registration Rights and Offering Lock-Up.  Except for Section 2.11, which shall survive until the expiration of any applicable statutes of limitation, Section 2 and Section 4.4 shall terminate automatically and have no further force or effect upon the earliest to occur of:

(a)           the expiration of the Registration Rights Term or the execution of a legally binding deed of waiver by the Investor in favor of the Company waiving the Investor’s rights under Section 2;

(b)           the date on which the Class A Shares cease to be registered pursuant to Section 12 of the Exchange Act; and

(c)           a liquidation or dissolution of the Company.

6.2          Termination of Standstill Agreement.  Section 3 shall terminate and have no further force or effect, upon the earliest to occur of:

(a)           the second anniversary of the Closing Date;

(b)           provided that none of the Standstill Parties has violated Section 3.1(b), (d) or (f) with respect to the Offeror referred to in this clause (b), the public announcement by the Company or any Offeror of any definitive agreement between the Company and such Offeror and/or any of its Affiliates providing for a Change of Control of the Company;

(c)           the date on which the Class A Shares cease to be registered pursuant to Section 12 of the Exchange Act;

(d)           the date of any consent from the Board of Directors of the Company terminating the restrictions set out in Section 3; and

(e)           a liquidation or dissolution of the Company;

provided, however, that if Section 3 terminates due to clause (b) above and such agreement is abandoned and no other similar transaction has been announced and not abandoned or terminated within ninety (90)

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

days thereafter, the restrictions contained in Section 3 shall again be applicable until otherwise terminated pursuant to this Section 6.2.

6.3          Termination of Restrictions on Dispositions.  Section 4 (other than Section 4.4) shall terminate and have no further force or effect upon the earliest to occur of:

(a)           the second anniversary of the Closing Date;

(b)           the consummation by an Offeror of a Change of Control of the Company or the announcement by the Company of a transaction that would cause a Change of Control;

(c)           a liquidation or dissolution of the Company;

(d)           the date of any consent from the Board of Directors of the Company terminating the restrictions set out in Section 4; and

(e)           the date on which the Class A Shares cease to be registered pursuant to Section 12 of the Exchange Act.

6.4          Effect of Termination.  No termination pursuant to any of Sections 6.1, 6.2 or 6.3 shall relieve any of the parties (or the Permitted Transferee, if any) for liability for breach of or default under any of their respective obligations or restrictions under any terminated provision of this Agreement, which breach or default arose out of events or circumstances occurring or existing prior to the date of such termination.

7.             Red Participation Right.

7.1          Subject to the provisions of Section 4.6, the Company undertakes to procure that during the Lock-Up Term no Disposition or Issue of any Red Shares or Ecommerce Shares shall occur otherwise than by a transfer or Issue of such Red Shares or Ecommerce Shares (a) in accordance with the remaining provisions of this Section 7, or (b) in connection with the grant of any equity-linked awards and options under any share incentive, share option, profit sharing or other similar share or equity based incentive arrangements for employees, consultants, officers or directors of the Company and its subsidiaries; provided that prior to the expiration of the Lock-Up Term the Investor may give notice to the Company of its election to extend the period during which the participation rights contemplated by this Section 7 shall apply to it (an “Extension Notice”) for a period of either (at the Investor’s sole discretion and as shall be specified by the Investor in the Extension Notice) a further [***] or one further year from the expiration of the Lock-Up Term (an “Extension Period”), in which case notwithstanding any term of this Agreement the restrictions on beneficial ownership and Dispositions set out in Sections 3 and 4 shall continue to apply in respect of the Investor during the Extension Period. An Extension Notice shall be irrevocable and may only be served once by the Investor. For the avoidance of doubt, the participation rights contemplated by this Section 7, and the restrictions on beneficial ownership and Dispositions contemplated by Sections 3 and 4, shall not be extended to apply beyond the Lock-Up Term in respect of the Investor if it has not served an Extension Notice.

7.2          If at any time prior to the expiration of the Lock-Up Term or an Extension Period, as the case may be, the Company or any of its Affiliates (the “Red Seller”) desires to Dispose of or Issue any Red Shares (whether pursuant to any Disposition of existing Red Shares, or the Issue of any new Red Shares) to any Third Party (other than any Issue of any Red Shares to a Third Party who shall have already become a holder of Red Shares pursuant to any earlier transaction consummated in accordance with this

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Section 7, and who shall be entitled to exercise any relevant pro rata pre-emption or similar pro rata anti-dilution rights thereunder in priority to any offer of Participation Shares hereunder), the Company shall procure that it shall first give written notice (a “Participation Notice”) to the Investors specifying:

(a)           the number of Red Shares proposed to be so Disposed or Issued (the “Participation Shares”);

(b)           the per share consideration for which the Red Seller proposes to Dispose or Issue the Participation Shares (the “Participation Price”), and the aggregate total proceeds which the Red Seller is proposing to raise as consideration in respect of the Participation Shares (the “Raise Amount”) ; and

(c)           an offer to enter into exclusive definitive negotiations with respect to the proposed sale or Issue of the Participation Shares to the Investors at the Participation Price, in the Agreed Proportions, and otherwise on the terms set out in the Participation Notice (the “Potential Transaction”), provided that the term of such exclusive definitive negotiations shall be not less than [***] (the “Participation Agreement Period”), provided, that the Company shall not be under any obligation to serve a Participation Notice to the Investor in respect of (i) any Participation Shares once, pursuant to the terms of any earlier Participation Notice, the Investor has acquired Red Shares for aggregate consideration equal to or exceeding the Investor’s Agreed Proportion (provided that, any Participation Shares acquired by any Investor exercising any rights with respect to an Over-allotment Portion shall not reduce such Investor’s Agreed Proportion) of the [***] (and for such purposes, any Red Shares acquired by the Investor pursuant to any statutory or contractual pre-emption rights arising from or pursuant to any earlier acquisition of Participation Shares shall be counted towards determining whether this amount has been met), and (ii) any Participation Shares not taken up by the Investor as part of its Agreed Proportion, pursuant to the terms of Section 7.6.

7.3          The Investor shall have the option during a period of [***] after the date of receipt of a Participation Notice (the “Response Period”) to accept the offer to enter exclusive definitive negotiations made pursuant to the Participation Notice by delivering a written notice of acceptance (an “Acceptance Notice”) to the Red Seller within the Response Period (any of the Investors who delivers an Acceptance Notice within the Response Period shall be an “Accepting Investor”).

7.4          The Company agrees to procure that during the Participation Agreement Period the Red Seller shall:

(a)           grant, in a timely manner, and subject to appropriate confidentiality undertakings, the Accepting Investor(s) (as well as its (their) Affiliates and advisers) reasonable access to the books and records of Red (including setting up a physical or virtual data room) as is reasonably required to enable the Accepting Investor(s) to conduct a financial, commercial, tax and legal due diligence exercise (on customary market terms for a publicly listed group) as well as other checks reasonably necessary for the Accepting Investor(s) to sign and complete the Potential Transaction;

(b)           use commercially reasonable efforts to ensure that the senior management of Red shall cooperate with such due diligence exercise, including, if requested, making themselves available to give management presentations to the Accepting Investor(s); and

(c)           hold exclusive definitive negotiations with the Accepting Investor(s) with respect to the proposed terms of any Participation Agreement, provided that (i) the Participation Agreement

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

shall be governed by English law and provide the Accepting Investor(s) with a reasonable scope of rights and protections a financial investor would expect to receive in such transactions of such type; (ii) such negotiations shall be held by the Red Seller in good faith; (iii) during such exclusive definitive negotiations, the Red Seller shall be entitled to provide information concerning the business and operations of Red to any Person (other than the Investors and their Affiliates) proposing to explore any acquisition of the Participation Shares following the expiry of the Participation Agreement Period (an “Alternative Investor”) on the condition that any discussions or engagement with such Alternative Investor shall not involve any discussion or negotiation of proposed definitive terms of any Disposition transaction with such Alternative Investor.

7.5          If all of the Investors timely deliver an Acceptance Notice, any sale of Participation Shares to the Investors under the terms of any Participation Agreement executed pursuant to this Section 7 shall be made in the Agreed Proportions; provided that if any of the Investors (i) fails to timely deliver an Acceptance Notice, or (ii) having timely delivered an Acceptance Notice, subsequently notifies the Red Seller of its election not to pursue an acquisition of Participation Shares, or (iii) having timely delivered an Acceptance Notice, subsequently notifies the Red Seller of its election to pursue an acquisition of Participation Shares in an amount which is less than its Agreed Proportion of such Participation Shares, or (iv) having timely delivered an Acceptance Notice, subsequently failed to sign a Participation Agreement by the expiration of the Participation Agreement Period or (v) having signed a Participation Agreement, subsequently failed to purchase any Participation Shares, each Accepting Investor shall be promptly notified by the Company to that effect and shall have the right, within [***] after the date of receipt of such notice, to exercise the participation rights contemplated hereby in respect of a number of additional Participation Shares, not to exceed the maximum number specified in its Participation Notice, such that each Accepting Investor shall (under the terms of any Participation Agreement), be entitled to acquire such additional number of the Participation Shares that is pro rata to the relevant Agreed Proportions, or if none of the other Investors have delivered an Acceptance Notice or elected not to acquire any such additional Participation Shares in accordance with this Section 7.5, any Accepting Investor shall be entitled to acquire any number of such additional Participation Shares for up to [***] (an “Over-allotment Portion”).

7.6          If, pursuant to the terms of any transaction resulting in the Disposition or Issue of Red Shares which is consummated pursuant to a Participation Agreement, the Investor:

(a)           does not acquire any Participation Shares (because it failed to serve an Acceptance Notice prior to such transaction); or

(b)           having timely delivered an Acceptance Notice, the Investor subsequently notifies the Red Seller of its election not to pursue an acquisition of Participation Shares, or otherwise fails to acquire any Participation Shares following the conclusion of any Participation Agreement to which it is a party other than as a result of a default by the Company), and any other Accepting Investor(s) then acquire such Participation Shares by exercising any rights with respect to any Over-allotment Portion; or

(c)           having timely delivered an Acceptance Notice, such Investor subsequently acquires Red Shares in an amount which is less than its Agreed Proportion, and any other Accepting Investor(s) then acquires any such Participation Shares by exercising any rights with respect to any Over-allotment Portion, the Company shall, in each case, no longer be required to deliver any Participation Notice during the remainder of the Lock-Up Term or an Extension Period, as the case may be, to such Investor in respect of

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

that number of Participation Shares equal to the difference between (X) such Investor’s Agreed Proportion of the Participation Shares specified in such Participation Notice and (Y) the number of Red Shares actually subscribed for by such Investor in accordance with this Section 7 (which sum may be zero) in relation to any such Participation Notice, provided that with respect to clauses (b) and (c) above, that (i) if any Participation Shares which the Investor failed to acquire are not subsequently acquired by an Accepting Investor pursuant to the exercise of any rights with respect to an Over-allotment Portion, the Company’s obligations with respect to delivering a Participation Notice with respect to such Participation Shares shall continue to apply and (ii) any Participation Shares acquired by any Investor exercising any rights with respect to an Over-allotment Portion shall not reduce such Investor’s rights it otherwise has pursuant to this Section 7.

7.7          If on or before the expiration of the Participation Agreement Period the Red Seller and the Accepting Investor(s) have agreed to the definitive binding terms of the acquisition by the Accepting Investor(s) of the Participation Shares (a “Participation Agreement”), the closing of the Disposition or Issue of the Participation Shares will be held on a date and place mutually agreed upon by the Red Seller and the Accepting Investor(s), which such date shall be not more than [***] after the expiration of the Participation Agreement Period or, if applicable, the Condition Period.

7.8          An Acceptance Notice or Participation Agreement may be expressed to be subject to the fulfilment of such specified regulatory conditions as may be required in order to enable the Participation Shares to be acquired by the relevant Accepting Investor(s) without breach of any relevant Law. The right may be reserved to waive all or any of such conditions, whether in whole or in part, provided that an Acceptance Notice or Participation Agreement must provide that it will cease to be effective if all relevant conditions are not fulfilled or waived within a period as may be agreed by the parties acting in a commercially reasonable manner and specified in the relevant Participation Agreement (the “Condition Period”).

7.9          If, at the end of the Response Period none of the Investors has delivered a valid Acceptance Notice (or if following the timely delivery of one or more valid Acceptance Notices, the Red Seller and any Accepting Investor(s) fail to agree the terms of any Participation Agreement by the expiration of the Participation Agreement Period, or the sale of the Participation Shares does not occur following the conclusion of any Participation Agreement other than as a result of a default by the Company) the Red Seller shall be entitled to sell or Issue any Red Shares to any Person (other than the Investors and their Affiliates) on  any terms more advantageous to the Red Seller (as compared in any respect to any terms last proposed by any Investor prior to the expiry of any Participation Agreement Period) (and any transaction concluded with any such Third Parties on substantially equivalent terms and closed within a [***] period of any first closing being a “Raise”), provided that the Red Seller shall only be required to serve a new Participation Notice during the Lock-Up Term or an Extension Period, as the case may be (and once again comply with the provisions of this Section 7), in respect of any (i) next Raise which is proposed to occur after the Red Seller has successfully achieved the Raise Amount specified in the most recent Participation Notice, or (ii) sale or Issue of any Red Shares to any Person that is proposed to be on  terms that are substantially the same terms in all respects, or less advantageous in all respects to the Red Seller (as compared in any respect to any terms last proposed by any Investor prior to the expiry of any Participation Agreement Period).

7.10        The Company agrees to procure that the Investor shall be afforded the participation rights contemplated by this Section 7 in respect of any Ecommerce Shares on the same terms as those applicable to Red Shares (and for these purposes, if the Company or any of its Affiliates desires to Dispose of or Issue any Ecommerce Shares (whether pursuant to any Disposition of existing Ecommerce Shares, or the Issue of any new Ecommerce Shares intended to fund the development and the operations of the relevant

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

business) to any Third Party, the Company shall observe the foregoing participation procedure in respect of any Ecommerce Shares, and references herein to ‘Red Shares’ and ‘Red Seller’ shall be construed accordingly), provided that: (a) the obligations of the Company hereunder shall be qualified and otherwise limited by the terms of any pre-emption or similar provision (or any other legally binding right or obligation), accruing in favor of any Third Party, which is in force and effect on the date hereof, and (B) if any Accepting Investor(s) delivers an Acceptance Notice in respect of any Red Shares or Ecommerce Shares at a time when the Investor Competes with Red or an Ecommerce Business (as the case may be), such Accepting Investor(s) shall offer to the Company participation rights with respect to its interest in any such Competing business on terms which are in all material respects equivalent to the participation rights accruing in favor of the Accepting Investor(s) in respect of the Red Shares or Ecommerce Shares (as the case may be) under the terms hereof.

8.             Miscellaneous.

8.1          Governing Law; Submission to Jurisdiction.

(a)           This Agreement, including the arbitration agreement in this Section 8.1(f), and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and enforced and construed in accordance with the Laws of England and Wales, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)           Each of the parties hereto irrevocably agrees that any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, or any dispute regarding any non-contractual obligations arising out of or in connection with it, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section.

(c)           The seat of the arbitration shall be Singapore.

(d)           The arbitral tribunal shall consist of three arbitrators, who shall be appointed in accordance with the SIAC Rules.

(e)           The language of the arbitration shall be English.

(f)            The claimant (or claimant parties jointly) shall nominate one arbitrator and the respondent (or respondent parties jointly) shall nominate one arbitrator. The two arbitrators nominated by the parties shall within 15 days of the appointment of the second arbitrator, agree upon a third arbitrator who shall act as chairman of the arbitral tribunal. Notwithstanding anything to the contrary in the SIAC Rules, in agreeing upon a third arbitrator, the two arbitrators may communicate directly with each other and their respective appointing parties. If no agreement is reached upon the third arbitrator within 15 days of the appointment of the second arbitrator, the SIAC President shall expeditiously nominate and appoint a third arbitrator to act as Chairman of the arbitral tribunal. If the claimant or claimant parties or the respondent or respondent parties fail to nominate an arbitrator, an arbitrator shall be appointed on their behalf by the SIAC President in accordance with the SIAC Rules. In such circumstances, any existing nomination or confirmation of an arbitrator shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with the SIAC Rules. If this Section 8.1(f) operates to exclude a party’s right to choose its own arbitrator, each party irrevocably and unconditionally waives any right to do so.

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

(g)           This agreement to arbitrate shall be binding upon the parties, their successors and permitted assigns

8.2          Waiver.  Waiver by a party of a breach hereunder by another party shall not be construed as a waiver of any subsequent breach of the same or any other provision.  No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

8.3          Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth in the Subscription Agreement and shall be deemed delivered (a) when delivered, if delivered personally, (b) one Business Day after being sent via a reputable international overnight courier service guaranteeing next Business Day delivery, or (c) at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient, in each case to the intended recipient Any party may change its address by giving notice to the other parties in the manner provided above.

8.4          Entire Agreement.  This Agreement and the Subscription Agreement contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

8.5          Amendments.  No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the parties hereto.

8.6          Headings; Nouns and Pronouns; Section References.  Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.  References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

8.7          Severability.  If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (a “Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

8.8          Assignment.  Neither this Agreement nor any rights or obligations of a party hereto may be may assigned or transferred, in whole or in part, without (a) the prior written consent of the Company in the case of any assignment by the Investor, other than to any Permitted Transferee to whom the Investor may transfer its Subject Shares, or to whom the Investor may, after Closing (as defined in the Subscription Agreement), assign its rights and/or transfer its obligations under this Agreement without the prior written consent of the Company; or (b) the prior written consent of the  Investor in the case of an assignment or transfer by the Company. Any assignment and/or transfer of rights by the Investor under this

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Agreement following Closing to any Permitted Transferee shall enable such Permitted Transferee to exercise such rights (including in respect of representations and warranties) as if such Permitted Transferee were party to this Agreement as of the date hereof and acquired the Subject Shares directly from the Company at Closing, including all such rights expressed to be granted to the Investor hereunder that do not also expressly refer to such rights being granted to Permitted Transferees also. The preceding sentence is subject to the condition that the assignment and transfer of rights and obligations to a Permitted Transferee shall not be considered to have occurred until the notice referred to in part (a) of the definition of Permitted Transferee has been delivered to the Company and the deed of adherence referred to in part (b) of the definition of Permitted Transferee has been signed by such purported Permitted Transferee, and no such assignment shall under any circumstances serve to increase the liability of the Company for any liability hereunder

8.9          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.10        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

8.11        Third Party Beneficiaries.  Except as expressly provided in Section 2.9  or otherwise in this Agreement, no Third Party has a right under the Contracts (Rights of Third Parties) Act 1999 (the “Act”) to enforce any term of this Agreement, but this does not affect any right or remedy of a Third Party which exists or is available apart from that Act. The parties to this Agreement may by agreement vary any term of this Agreement without the consent of any Person that is not or has ceased to be a party.

8.12        No Strict Construction.  This Agreement has been prepared jointly and will not be construed against any party.

8.13        Remedies.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

8.14        Specific Performance.  The Investor hereby acknowledges and agrees that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor, as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation.  Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

8.15        Sanctions; Anti-Corruption.  Notwithstanding any provision or covenant herein, no party hereto shall be required to take any action the result of which is prohibited, or limited by, or in violation of, any international sanctions laws issued by the United Nations, the European Union, the United States of America, or any other jurisdiction, in each case that may be applicable to that Person or any of its affiliates, or any formal  request or requirement of any court of competent jurisdiction or any local, national or supra-national agency, inspectorate, minister, ministry, official or public or statutory person (whether

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

autonomous or not) of, or the government of, the Russian Federation or any other competent jurisdiction made in connection with such laws; or any laws relating to money laundering, bribery, anti-slavery, trade controls, export controls, embargoes or international boycotts of any type applicable to that Person.

8.16        No Conflicting Agreements.  The Investor hereby represents and warrants to the Company that neither it nor any of its Affiliates is, as of the date of this Agreement, a party to, and agrees that neither it nor any of its Affiliates shall, on or after the date of this Agreement, enter into any agreement that conflicts with the rights granted to the Company in this Agreement.  The Company hereby represents and warrants to each Holder that it is not, as of the date of this Agreement, a party to, and agrees that it shall not, on or after the date of this Agreement, enter into, any agreement or approve any amendment to its Organizational Documents (as defined in the Subscription Agreement) with respect to its securities that conflicts with the rights granted to the Holders in this Agreement.  The Company further represents and warrants that (save in respect of any rights granted to the other Investors on substantially the same terms hereof) the rights granted to the Holders hereunder do not in any way conflict with the rights granted to any other holder of the Company’s securities under any other agreements.

(Signature Page Follows)

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed officers as of the date first above written.

COMPANY:
YANDEX N.V.

By:	/s/ Alex de Cuba
Name:	Alex de Cuba
Title:	Proxy Holder

[Signature page to Investor Agreement]

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

INVESTOR
ERVINGTON INVESTMENTS LIMITED

By:	/s/ Elvira Degtyareva
Name:	Elvira Degtyareva
Title:	Director

[Signature page to Investor Agreement]

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Schedule 1

Permitted Transferee Notice

From: [Name and Address of Investor] (the “Investor”)

To: Yandex N.V., Schiphol Boulevard 165, 1118BG Schiphol, the Netherlands (the “Company”)

Date: [insert]

Sent by: [Email/courier]

Permitted Transferee Notice

This is a notice referred to in the definition of “Permitted Transferee” in the Investor Agreement by and between the Investor and the Company dated [insert date] (the “Investor Agreement”).

The Investor hereby notifies the Company that on [insert date], the Investor transferred [insert number] Class A Shares to [insert name of Affiliate].

The Investor hereby confirms that [insert name of Affiliate] is a Permitted Transferee.

The address of the [insert name of Affiliate] is [insert address].

A Deed of Adherence to the Investor Agreement signed by the Permitted Transferee is attached hereto.

[Name of Investor]

By:
Name:
Title:

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Schedule 2

Deed of Adherence

THIS DEED OF ADHERENCE is made on [insert]

By [….] (the “Permitted Transferee”)

WHEREAS:

(A)                               On [insert date] Yandex N.V., a public limited liability company incorporated under the laws of the Netherlands (naamloze vennootschap), having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its office at Schiphol Boulevard 165, 1118BG Schiphol, the Netherlands, registered with the Dutch Trade Register of the Chambers of Commerce under number 27265167 (the “Company”) entered into an Investor Agreement with [insert name and details of Investor] (the “Investor”) (the “Investor Agreement”).

(B)                               On [insert date], the Investor transferred […] Class A Shares to [insert name and details of Affiliate] (the “Permitted Transferee”], who is a Permitted Transferee of the Investor.

(C)                               This Deed of Adherence is entered into in compliance with the definition of Permitted Transferee in the Investor Agreement and clause 8.8 (Assignment) of the Investor Agreement.

NOW THIS DEED WITNESSES as follows:

1.              Words and expressions defined in the Investor Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

2.              The Permitted Transferee shall be subject to and bound by all restrictions and obligations set forth in, and may exercise the rights set forth in, the Investor Agreement as though it were the Investor thereunder.

3.              The address and e-mail address of the Permitted Transferee for the purpose of clause 8.3 (Notices) of the Investor Agreement shall be as follows:

Address:	[ ]
E-mail:	[ ]
For the attention of:	[ ]

4.              The provisions of Section 8.1 (Governing Law; Submission to Jurisdiction) of the Investor Agreement shall apply mutatis mutandis to this Deed.

[Name of Permitted Transferee]

By:
Name:
Title: